EXHIBIT 5.1

                  [LETTERHEAD OF GUSRAE, KAPLAN & BRUNO, PLLC]

                                  November 12, 2004

Pacific CMA, Inc.
1350 Avenue of the Americas
New York, New York  10019
Attention:  Board of Directors

      Re:   Pacific CMA, Inc. / Registration Statement on Form S-3

Gentlemen:

      We have acted as counsel to Pacific CMA, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of a registration statement on Form S-3 (the "Registration Statement") with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the offer and sale of shares of the Company's common stock (the "Common Stock") by those certain selling stockholders named in the Registration Statement (the "Selling Stockholders"). The shares of Common Stock are being registered pursuant to a Settlement Agreement between the Selling Stockholder, the Company and Alfred Lam.

      In connection with this opinion, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including, without limitation, the following: (a) the Certificate of Incorporation of the Company, as amended, (b) the Certificate of Designations for the Company's shares of preferred stock, as amended, (c) the By-laws of the Company, (d) the Settlement Agreement, dated as of October 19, 2004 between Alfred Lam, the Company and certain of the Selling Stockholders, and (e) the Registration Statement, as amended.

      We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the original of such documents. As to any facts material to the opinions expressed below, with your permission we have relied solely upon, without independent verification or investigation of the accuracy or completeness thereof, statements and representations of the officers and other representatives of the Company.

Pacific CMA, Inc.
November 12, 2004
Page 2

      Based upon the foregoing, and in reliance thereon, we are of the opinion that the Common Stock issued or to be issued to Selling Stockholders that are parties to the Settlement Agreement are validly issued, fully paid, and non-assessable.

      Without limiting the generality of the foregoing, we express no opinion as to the applicability of any securities laws or regulations except to the extent specifically provided above in this opinion, or bankruptcy or solvency, laws or regulations, or environmental law or regulations of the United States of America or any state or other jurisdiction.

      This opinion is limited to the laws in effect as of the date hereof and is intended solely for your benefit, and can be relied upon solely by you. We hereby consent to be named in the Registration Statement and in the Prospectus as the attorneys to the extent of opinions provided herein. Unless the prior written consent of our firm is obtained, this opinion is not to be quoted or otherwise referred to in any written report, proxy statement or other registration statement, nor is it to be filed with or furnished to any other governmental agency or other person, except as otherwise required by law.

                                               Very truly yours,


                                                /s/ GUSRAE, KAPLAN & BRUNO, PLLC


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